Filed Pursuant to Rule 433
Registration No. 333-183100
May 27, 2015

PRICING TERM SHEET

WELLCARE HEALTH PLANS, INC.

$300,000,000 of 5.75% Senior Notes Due 2020
This Pricing Term Sheet should be read together with the Preliminary Prospectus Supplement, subject to completion, dated May 27, 2015, relating to the notes (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement, supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement, and is otherwise qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein have the respective meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	WellCare Health Plans, Inc.
Securities:	5.75% Senior Notes due 2020
Principal Amount:	$300,000,000
Maturity:	November 15, 2020
Interest Payment Dates:	May 15 and November 15
Record Dates:	May 1 and November 1
First Interest Payment Date:	November 15, 2015
Underwriting Discount	1.25%
Net Proceeds (after deducting underwriting discounts and commission and estimated offering expenses)	$308,400,000, plus accrued interest from May 15, 2015
Public Offering Price:	104.500%, plus accrued interest from May 15, 2015
Yield-to-Maturity:	4.803%
Yield-to-Worst (November 15, 2018):	4.335%
Spread to Benchmark Treasury:	314 basis points
Benchmark Treasury:	2.00% UST due November 30, 2020

Optional Redemption Upon Certain Equity Offerings:	Prior to November 15, 2016, up to 40% of the aggregate principal amount of the notes at 105.750%, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Optional Redemption:	On or after: November 15, 2016 102.875% November 15, 2017 101.438% November 15, 2018 and thereafter 100.000% plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Make Whole Redemption:	Prior to November 15, 2016, make-whole call based on treasury plus 50 bps, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Trade Date:	May 27, 2015
Settlement:	June 1, 2015 (T + 3)
CUSIP / ISIN:	CUSIP: 94946TAB2 ISIN: US94946TAB26
Joint Bookrunning Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc.
The Issuer has filed a registration statement (including a prospectus and the Preliminary Prospectus Supplement, with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus Supplement and the documents incorporated by reference therein that the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get the incorporated documents the Issuer has filed with the SEC for free by visiting EDGAR on the SEC website at www.sec.gov. A copy of the Preliminary Prospectus Supplement for the offering can be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or e-mail at prospectus-ny@ny.email.gs.com.

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